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                                                                    EXHIBIT 99.6

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                         COMMERCE & FINANCE LAW OFFICES
                714 Huapu International Plaza 19 Chaowai Avenue,
               Chaoyang District, Beijing, PRC; Postcode: 100020
    Tel: (8610) 65802255 Fax: (8610) 65802538, 65802678, 65802679, 65802203
      E-mail Address: beijing@tongshang.com Website: www.tongshang.com.cn

                               [ ] November, 2003

To:      Ctrip.com International, Ltd.
         3F, Building 63-64
         No. 421 Hong Cao Road
         Shanghai 200233, PRC


           RE: SHANGHAI CUIMING INTERNATIONAL TRAVEL AGENCY CO., LTD.

Ladies and Gentlemen,

     We are lawyers qualified in the People's Republic of China ("PRC") and are qualified to issue an opinion on the laws of the PRC.

     We have acted as PRC counsel for Ctrip.com International, Ltd. (the "Company"), a company incorporated under the laws of the Cayman Islands, in relation to the Company's proposed initial public offering of American depositary shares ("ADSs") representing its ordinary shares and listing of ADSs on the NASDAQ. We have been requested to give this opinion on the legality and validity of the following arrangement ("Arrangement") under the relevant agreements ("Agreements") among Ctrip.com ( Hong Kong ) Limited, shareholders of Shanghai Cuiming International Travel Agency Co., Ltd. and Ctrip Computer Technology ( Shanghai ) Co., Ltd. ("WOFE"):

     1. Loans ("Loan Arrangement") to Mr. Fan Min, a shareholder who owns 66% of the equity interests in Shanghai Cuiming International Travel Agency Co., Ltd. ("Service Company").

     1.1 Under the loan agreement entered into by and between Ctrip.com (Hong Kong ) Limited, an affiliate ("Affiliate") of the Company, and Fan Min, the Affiliate advanced necessary funds to Fan Min for investment into the Service Company.

     1.2 The term of such Loan Agreement is 10 years and can be extended with both parties' consents. Fan Min can only repay the loan by the way of transferring his ownership in the Service Company to the entity or entities agreed by the Affiliate.



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                                                                    EXHIBIT 99.6

     1.3 The loans provided to Fan Min shall become due wholly and all of the equity interest must be transferred by him to the entity or entities agreed by the Affiliate when one of the following events occur:

     o    Fan Min dies or becomes mentally disable;

     o Fan Min is no long employed by the Affiliate or an affiliate of the Affiliate;

     o    Fan Min is involved in criminal activities;

     o Fan Min is subject to a claim by any third party for an amount in excess of RMB500,000; or

     o Foreign investors are permitted to invest in the business of international agency and the relevant authorities start to approve such business in accordance with the applicable laws of PRC, and Affiliate decides to execute the option.

     1.4 No interest will accrue on these loans. However, the Affiliate will be entitled to any proceeds resulting from the sale by Fan Min of his equity interests in the Service Company.

     2. Exclusive purchase arrangement to Fan Min.

     2.1 Under the said exclusive purchase agreements entered into respectively by and among the Affiliate, Fan Min and the Service Company, the Affiliate have an exclusive option to purchase from Fan Min all of his interest in the Service Company when permitted by PRC law.

     2.2 Under the option agreements, the Service Company agree not to take any of the following actions without prior written consent from the Affiliate or
WOFE:

     o    alter its articles of association or registered capital;

     o sell or in any way transfer its assets, business, receivables or rights or to create any encumbrances thereon;

     o take up or assume any debt (except those arising in the normal course of business or having been disclosed to the Affiliate);

     o enter in to any transaction or contract of value exceeding RMB 50,000 (except those executed in the normal course of business);

     o    grant any loan;

     o enter into any merger, consolidation, acquisition or investment agreement; or

     o distribute any dividend to shareholders unless requested by the Affiliate.

     2.3 Under the option agreements, Fan Min agree not to take any of the following actions without prior written consent from the Affiliate or WOFE:

     o    sell or in any way dispose of or create any encumbrances on his or



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                                                                    EXHIBIT 99.6

          her interest in the Service Company (except for the pledge of shares in favor of WOFE);

     o pass any resolution relating to the sale, transfer or pledge of their shares of the Service Company (except for the pledge of shares in favor of WOFE); or

     o pass any resolution relating to a merger or consolidation of the Service Company or any acquisition by, or investment in, any business by the Service Company.

     3. Economic relationships and contractual arrangements between WOFE, the Service Company and the Shareholders of the Service Company.

     WOFE wholly owned by the Affiliate enters into following agreements and arrangements ("Contractual Arrangements") with the Service Company/ the
Shareholders:

     3.1 Technology services consulting and agreement ("Technology Services Agreement") entered into by and between WOFE and the Service Company. According to the Technology Services Agreement, WOFE will provide technology-consulting services to the Service Company for a fixed fee.

     3.2 Share pledge agreement ("Share Pledge Agreement") entered into by and between WOFE and Fan Min. According to the Share Pledge Agreement, Fan Min will pledge his equity interest in the Service Company to WOFE to guarantee the performance of the Service Company under the Exclusive Technology Services Agreement. The share pledge may be enforced by WOFE in the event of any breach or non-payment by the Service Company.

     3.3 Trademark license agreement ("Trademark Agreement") entered into by and between WOFE and the Service Company. According to the Trademark License Agreement, WOFE license to Service Company a non-exclusive right to use certain trademarks in return for a license fee, and WOFE has the exclusive right to exempt the obligation of the Service Company to pay the license fee at its own discretion.

     3.4 Software license agreement ("Software License Agreement") entered into by and between WOFE and the Service Company. According to the Software License Agreement, WOFE license to the Service Company a non-exclusive right to use certain softwares in return for a license fee, and WOFE has the exclusive right to exempt the obligation of the Service Company to pay the license fee at its own discretion.

     3.5 Business operating agreement ("Business Operating Agreement") entered into by and among WOFE, the Service Company and all shareholders of the service company. According to the Business Operating Agreement,

     o in order for the Service Company to obtain bank financing, WOFE agrees to provide a guarantee for the payment obligations of the Service Company when it is required by any of third party.



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                                                                    EXHIBIT 99.6

     o the Service Company must appoint as Chief Executive Officer, Chief Financial Officer and other high-ranking officers, individuals that are recommended by the WOFE.

     o the Service Company cannot engage in any activity that could substantially affect its assets, liabilities, equity or operations, such as incurring any debt, purchasing or selling any assets, granting any third party a security interest in its property or assigning any of its contracts to a third party, without the prior written approval of the WOFE.

     3.6 Power of Attorney ("Power of Attorney") issued by Fan Min. According to the Power of Attorney, Fan Min have given irrevocable proxies to Neil Shen, an employee of the WOFE, to vote on all corporate matters of Service Company, including the sale and transfer of Fan Min' s interest in Service Company. WOFE can replace this employee at any time with any other employee of WOFE.


     Based on the foregoing and our review of the relevant documents, we are of the opinion that:

     1. WOFE has been duly incorporated and is validly existing as a wholly foreign owned enterprise with legal person status in good standing under the laws of the PRC. All of the registered capital of WOFE has been fully paid and is owned by the Affiliate directly, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

     2. The Service Company has been duly incorporated and is validly existing as an enterprise with legal person status in good standing under the laws of the PRC. All of the registered capital of the Service Company has been fully paid and, to the best of our knowledge after due inquiry, 66% equity interest in the Service Company is owned by Fan Min directly, and is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, except the pledge created under the Contractual Arrangements.

     3. Each of WOFE and the Service Company has legal right, power and authority (corporate and other) to own, lease and operate its properties and to conduct its business as described in their business licenses and to enter into and perform its obligations under the Contractual Arrangements.

     4. Each agreement related to the Contractual Arrangements, to which WOFE and Service Company are the parties has been duly authorized, executed and delivered by such WOFE and Service Company, and on the performance of which will not require any approvals, consents, etc other than the ones that are clearly obtained or waived, is in proper legal form under the laws of the PRC for the enforcement thereof against the parties thereto with no conflict or violation with PRC laws or regulations, and constitutes a valid and legally binding obligation of the parties thereto, enforceable in accordance



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                                                                    EXHIBIT 99.6

with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights generally and to general equity principles.

     5. Each of agreements related to the Loan Arrangement is in proper legal form under the laws of the PRC for the enforcement thereof against each of Ultimate Shareholders and the Affiliate with no conflict or violation with PRC laws or regulations and, assuming due authorization, execution and delivery by the Affiliate, and due approval, consent for the performance of agreements obtained or waived, constitutes a valid and legally binding obligation of each of Ultimate Shareholders and the Affiliate under the PRC law, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights generally and to general equity principles.

     This opinion relates to the laws of the PRC (other than the laws of the Hong Kong Special Administrative Region) in effect on the date hereof.


     We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the above-mentioned Registration Statement and to the reference to our name under the headings "Risk Factors," "Enforceability of Civil Liabilities," "Chinese Government Regulations" and "Related Party Transactions" in the prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.



                                      Yours faithfully,



                                      Commerce & Finance Law Offices



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